Exhibit 10.10.1

$15,000,000

CREDIT AGREEMENT

among

NEWTEK BUSINESS SERVICES, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

and

ABC FUNDING, LLC,

as Administrative Agent

Dated as of April 25, 2012

i

(continued)

(continued)

(continued)

SCHEDULES:

1.1	Unrestricted Subsidiaries
3.4	Consents, Authorizations, Filings and Notices
3.6	Litigation
3.8	Real Property
3.9	Intellectual Property
3.13	ERISA
3.15	Subsidiaries
3.17	Environmental Matters
3.18	Insurance
3.24	Certified Capital Companies
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.13	Restrictions on Subsidiary Distributions
EXHIBITS:
A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Platte, Klarsfeld, Levine & Lachtman, LLP
E-2	Form of Legal Opinion of O’Reilly & Mark, P.C.
F	Form of Note
G	Form of Borrowing Notice
H	Form of Lender Addendum
I	Form of Capital One Intercreditor Agreement
J	Form of Warrants

v

CREDIT AGREEMENT, dated as of April 25, 2012, among Newtek Business Services, Inc., a New York corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties hereto (the “Lenders”), and ABC FUNDING, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders extend credit, for the purposes specified in this Agreement, in the form of (a) term loans on the Closing Date in the aggregate principal amount of $10,000,000 and (b) a $5,000,000 delayed draw term loan facility;

WHEREAS, the Lenders are willing to make such term loan credit facilities available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein and in the other Loan Documents and in reliance upon the representations and warranties set forth herein and therein. Accordingly, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2010 Newtek Securitization Notes”: the issuance in December 2010 by Newtek Small Business Loan Trust 2010-1 of $16,000,000 of its Standard & Poor’s AA rated notes to securitize a portion of its SBA 7(a) Non-Guaranteed Note Receivables.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the outstanding principal amount of the Loans of such Lender plus (b) such Lender’s Commitments (exclusive of any portion thereof that has been terminated by funding or otherwise).

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (h) or (i) of Section 6.5) which yields gross proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000 individually or $1,000,000 in the aggregate.

“Assignee”: as defined in Section 9.6(c).

“Assignment and Acceptance”: as defined in Section 9.6(c).

“Assignor”: as defined in Section 9.6(c).

“Benefited Lender”: as defined in Section 9.7.

“Black Box Lease Transaction”: any lease transaction involving phone equipment and services provided by Norstan Communications, Inc. (d/b/a Black Box Network Services) in which the lessor is Cisco System Capital Corporation (or any successor entity) and the lessee is CWH.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Board Meeting”: any regular or special meeting of the board of directors of the Borrower held pursuant to Article II of the by-laws of the Borrower

“Borrower”: as defined in the preamble hereto.

“Borrowing”: a borrowing consisting of Loans made on the same day by the Lenders ratably according to their respective Commitments.

“Borrowing Notice”: with respect to any request for borrowing of Delayed Draw Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit G, delivered to the Administrative Agent.

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capco”: the following certified capital companies that are Subsidiaries of the Borrower on the date hereof: (a) Wilshire New York Advisers II, LLC, a New York limited liability company, (b) Wilshire New York Partners III, LLC, a New York limited liability company, (c) Wilshire New York Partners IV, LLC, a New York limited liability company, (d) Wilshire New York Partners V, LLC, a New York limited liability company, (e) Wilshire Partners, LLC a Florida limited liability company, (f) Wilshire Louisiana Bidco, LLC, a Louisiana limited liability company, (g) Wilshire Louisiana Partners II, LLC, a Louisiana limited liability company, (h) Wilshire Louisiana Partners III, LLC, a Louisiana limited liability company, (i) Wilshire Louisiana Partners IV, LLC, a Louisiana limited liability company, (j) Wilshire Colorado Partners, LLC, a Colorado limited liability company, (k) Wilshire Alabama Partners, LLC, an Alabama limited liability company, (l) Wilshire DC Partners, LLC, a limited liability company formed under the laws of the District of Columbia and (m) Wilshire Texas Partners I, LLC, a Texas limited liability company.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP (which capitalized amount, for the avoidance of doubt, shall be the present value of the rent payments pursuant to the capital lease discounted at the implicit interest rate).

“Capital One”: Capital One, N.A.

“Capital One CWH Loan Agreement”: the Loan and Security Agreement, dated as of June 30, 2010, by and between CWH and NSBF, as borrowers, and Capital One, as lender, as amended, restated, supplemented or otherwise modified from time to time.

“Capital One CWH Loan Documents”: the “Loan Documents” as defined under the Capital One CWH Loan Agreement.

“Capital One CWH Facility”: the credit facilities provided to CWH and NSBF pursuant to the Capital One CWH Loan Agreement in an aggregate amount not to exceed $1,400,000.

“Capital One Document Modifications”: all amendments, modifications and/or restatements to the Capital One CWH Loan Documents and the Capital One NSBF Loan Documents that are required by Capital One pursuant to Section 2 of the Capital One Waiver.

“Capital One Document Modification Date”: the date upon which all Capital One Document Modifications have been executed and delivered by each of the parties thereto and all conditions to the effectiveness thereof have been satisfied or waived, as determined by Capital One.

“Capital One Default”: the occurrence of a default under either (a) the Capital One NSBF Loan Agreement or (b) the Capital One CWH Loan Agreement.

“Capital One Event of Default”: the occurrence of an event of default under either (a) the Capital One NSBF Loan Agreement or (b) the Capital One CWH Loan Agreement.

“Capital One Intercreditor Agreement”: the Subordination and Intercreditor Agreement, to be executed and delivered by Capital One, the Administrative Agent, the Lenders, the Borrower and the other Loan Parties party thereto, substantially in the form of Exhibit I, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Capital One NSBF Loan Agreement”: the Amended and Restated Loan and Security Agreement, dated as of June 16, 2011, by and between NSBF, as borrower, and Capital One, as lender, as amended, restated, supplemented or otherwise modified from time to time.

“Capital One NSBF Loan Documents”: the “Loan Documents” as defined under the Capital One NSBF Loan Agreement.

“Capital One NSBF Facility”: the credit facilities provided to NSBF pursuant to the Capital One NSBF Loan Agreement in an aggregate amount not to exceed $27,000,000.

“Capital One Waiver”: the Waiver to Loan Documents and Term Loan Documents, dated as of April 25, 2012, by and among NSBF, Capital One and the other Loan Parties party thereto.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or the District of Columbia, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; (e) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (d) above; and (f) shares of any money market mutual fund that has substantially all of its assets invested continuously in the types of investments referred to above.

“Cash Interest”: as defined in Section 2.11(a).

“Catch-up Payments”: as defined in Section 2.11(d).

“CDS”: CDS Business Services, Inc., a Delaware corporation.

“Change of Control”: the occurrence of any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended), other than the Permitted Investor, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 25% or more of the issued and outstanding voting Capital Stock of the Borrower, (b) during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, (c) the Permitted Investor shall cease to beneficially own at least 50% of the amount of issued and outstanding voting Capital Stock of the Borrower owned by such Permitted Investor as of the Closing Date or (d) Mr. Barry Sloane shall cease to be the chief executive officer of the Borrower.

“Closing Date Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Closing Date Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Closing Date Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Closing Date Commitments shall not exceed $10,000,000.

“Closing Date”: the first date on which the conditions precedent set forth in Section 4.1 shall have been satisfied.

“Closing Date Loan Amount”: $10,000,000.

“Closing Date Loans”: as defined in Section 2.1(a).

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: as defined in the Guarantee and Collateral Agreement.

“Commitment”: with respect to any Lender, each of the Closing Date Commitment and the Delayed Draw Commitment of such Lender.

“Commodity Account”: as defined in the UCC.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Consolidated EBITDA”: as to any Person for any period, consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis, plus goodwill impairment (incurred prior to the date hereof), interest, taxes (or less benefit), depreciation and amortization, in each case, determined in accordance with GAAP. For purposes of determining the Consolidated EBITDA for the Borrower, consolidated net income shall (a) be reduced by the amount of income from tax credits, (b) be increased by the other than temporary decline in investments, (c) be reduced by, to the extent included in the statement of such consolidated net income for such period, any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business), (d) be reduced (if a gain) or increased (if a loss) by the net change in the fair market value of credits in lieu of cash and notes payable in credits in lieu of cash, (e) exclude the effect of any minority interests, and (f) exclude the amount of any non-cash compensation expense in respect of stock-based compensation actually included in the determination of net income (loss) in accordance with GAAP.

“Contamination”: the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Properties, which pursuant to Environmental Laws requires notification or reporting by a member of the Newtek Group to a Governmental Authority, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action by such member of the Newtek Group or which otherwise constitutes a violation of Environmental Laws by such member of the Newtek Group or for which such member of the Newtek Group could reasonably be expected to be liable, including, but not limited to, indoor air quality.

“Contractual Obligation”: as to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement (including any Material Contract) or other instrument to which that Person is a party or by which it or any of its Properties is bound or to which it or any of its Properties is subject.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“CWH”: Crystaltech Web Hosting, Inc., a New York corporation.

“Default”: any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both (as provided in Section 7.1) would constitute an Event of Default.

“Delayed Draw Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Delayed Draw Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Delayed Draw Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Delayed Draw Commitments from and including the Closing Date until the Delayed Draw Termination Date shall not exceed $5,000,000.

“Delayed Draw Commitment Period”: the period from and including the Closing Date to the Delayed Draw Termination Date.

“Delayed Draw Funding Date”: as defined in Section 2.1(b).

“Delayed Draw Loan Amount”: $5,000,000.

“Delayed Draw Loans”: as defined in Section 2.1(b).

“Delayed Draw Termination Date”: the date that is 6 months after the Closing Date.

“Deposit Account”: as defined in the UCC.

“Deposit Account Control Agreement”: as defined in the Guarantee and Collateral Agreement.

“Derivatives Counterparty”: as defined in Section 6.6.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, grant of restriction, issuance or other disposition thereof (by way of merger, casualty, condemnation or otherwise); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: with respect to any Person, any Capital Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Scheduled Termination Date.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“Eligible Assignee”: (a) a Lender or an Affiliate, Related Fund or Control Investment Affiliate of any Lender, (b) a commercial bank, (c) a finance company, insurance company, financial institution or fund, in each case regularly engaged in making, purchasing, holding or otherwise investing in loans and similar extensions of credit, or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof.

“Environmental Complaint”: any written complaint, notice or other communication by a Governmental Authority or third party, including, but not limited to an employee, alleging a violation of or potential liability under Environmental Laws, including, but not limited to any complaint, for natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Law or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by a Governmental Authority pursuant to any Environmental Law.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety in the workplace, as has been, is now, or may at any time hereafter be, in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 7.1, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Foreign Subsidiaries”: any Foreign Subsidiary in respect of which (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral, (b) the guaranteeing by such Subsidiary of the Obligations, or (c) both, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement) and any current or future regulations or official interpretations thereof.

“Fee Letter”: the letter dated as of April 25, 2012, addressed to the Borrower from Summit with respect to certain fees to be paid from time to time to Summit.

“Fixed Charge Coverage Ratio”: calculated for the Borrower together with its consolidated Subsidiaries, as of the end of any calendar quarter, Consolidated EBITDA for the previous four (4) fiscal quarters, less capital expenditures during the previous four (4) fiscal quarters, divided by the sum of the amounts paid during the previous four (4) fiscal quarters for (a) scheduled payments of principal of long term debt, (b) interest (excluding interest to the extent recognized as interest expense on the Borrower’s financial statements in accordance with GAAP for the applicable four (4) fiscal quarter period for which the Fixed Charge Coverage Ratio is being calculated solely in respect of the 2010 Newtek Securitization Notes or similar future securitization notes), (c) dividends and (d) treasury stock redemptions. For purposes of the foregoing, during the twelve calendar month period commencing with the first full calendar month following the Non-Guaranteed Term Loan Conversion Date, item (a) in the denominator above will be increased by an amount equal to the first twelve month installments of principal required to be paid by NSBF in respect of the Non-Guaranteed Term Loan (but without duplication of amounts during such period that shall actually be paid, and that are reflected in the calculation under such item (a) as paid, by NSBF in respect of such installments).

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”: the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority (including the SBA), instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guarantor”), any obligation, contingent or otherwise, of (a) the guarantor or (b) another Person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or maintain solvency or net worth, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (v) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any obligation under a Guarantee Obligation of a guarantor shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (B) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness”: as to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person prior to the date that is six months after the Maturity Date, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 7.1(f) only, all obligations of such Person in respect of Hedge Agreements.

“Indemnified Liabilities”: as defined in Section 9.5.

“Indemnitee”: as defined in Section 9.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Interest Payment Date”: (a) the last day of each calendar quarter to occur while any Loan is outstanding and prior to the final maturity date of such Loan and (b) the date of any repayment or prepayment made in respect thereof.

“Investments”: as defined in Section 6.8.

“Joint Venture”: any joint venture that is not a member of the Newtek Group.

“Keyman Life Insurance Policy”: as defined in Section 5.5(b).

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit H, to be executed and delivered by such Lender on the Closing Date as provided in Section 9.16.

“Lenders”: as defined in the preamble hereto.

“Lien”: (a) any lien, mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing (unless such agreement is entered into in connection with the full refinancing of the Obligations under this Agreement and the obligation to give any of the foregoing takes effect substantially concurrently with or after the payment in full of the Obligations)), any conditional sale or other title retention agreement (and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan”: each Closing Date Loan and Delayed Draw Loan.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Capital One Intercreditor Agreement, the Fee Letter and each other agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party”: each of the Borrower and the Subsidiary Guarantors.

“Loan Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Material Adverse Effect”: any change, occurrence, event, circumstance or development that has had, or could reasonably be expected to have, a material adverse effect on (a) the business, property, assets, condition (financial or otherwise), operation, performance or prospects of the Loan Parties, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent or the other Secured Parties thereunder, or (c) the ability of the Loan Parties (taken as a whole) to perform in any material respect their respective Obligations under the Loan Documents to which it is a party.

“Material Environmental Amount”: an amount or amounts payable by the Borrower and/or any of its Subsidiaries, in the aggregate in excess of $500,000, for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Regulated Substances; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

“Material Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Maturity Date”: September 30, 2017.

“Moody’s”: Moody’s Investors Service, Inc., a Delaware corporation, or any successor thereof.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), including any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale or Recovery Event (provided, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Newtek ABS”: Newtek Asset Based Securities, LLC, a Delaware limited liability company.

“Newtek Group”: the Borrower and each direct or indirect Subsidiary of the Borrower; and a “member” of the Newtek Group means any such Person.

“Non-Consenting Lender”: as defined in Section 9.1.

“Non-Excluded Taxes”: as defined in Section 2.18(a).

“Non-Guaranteed Term Loan”: as defined in the Capital One NSBF Loan Agreement.

“Non-Guaranteed Term Loan Conversion Date”: December 16, 2012.

“Non-U.S. Lender”: as defined in Section 2.18(d).

“Note”: any promissory note evidencing any Loan.

“Note Participation”: a participation interest in an SBA 7(a) Loan.

“NSBF”: Newtek Small Business Finance, Inc., a New York corporation.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 9.6(b).

“Participant Register”: as defined in Section 9.6(b).

“Patriot Act”: as defined in Section 3.22.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition of all or substantially all of the assets or Capital Stock of any Person or any operating division thereof, or the merger of any such Person or operating division with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

“Permitted Investor”: (a) Mr. Barry Sloane and (b) his heirs, the legal representatives of any of the foregoing and the trustees of bona fide trusts of which any of the foregoing are the primary beneficiaries; provided, however, that any such person referred to in clause (b) (other than Mr. Barry Sloane’s spouse and lineal descendants, the legal representatives of any of the foregoing and the trustees of bona fide trusts of which any of the foregoing are the primary beneficiaries) shall cease to be a “Permitted Investor” upon the death of Mr. Barry Sloane if such person is not the holder (and is not entitled under the terms of distribution of Mr. Barry Sloane’s estate to become a holder) of shares that would result in a Change of Control under clause (a) of the definition of such term if such person were not a Permitted Investor.

“Permitted Joint Venture”: any Joint Venture (a) that is not a Loan Party, that does not own Capital Stock in any Loan Party and no direct or indirect Subsidiary or Joint Venture of which is a Loan Party, (b) all of the Capital Stock (but only to the extent of a Loan Party’s interest in such Capital Stock), of which shall be subject to the Liens granted to the Administrative Agent for the benefit of the Secured Parties, (c) with respect to which no Loan Party shall be under any Contractual Obligation to make Investments in such Joint Venture, Asset Sales to such Joint Venture or incur Guarantee Obligations in respect of such Joint Venture, in each case not permitted hereunder, (d) the business of which is of a type that is in compliance with Section 6.14 and (e) approved by the Administrative Agent.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIK Interest”: as defined in Section 2.11(a).

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement

“Pro Forma Balance Sheet”: as defined in Section 3.1(a).

“Projections”: as defined in Section 5.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock. When such term is used in Section 3.17, the term “Property” or “Properties” refers to any real property owned or leased by the Newtek Group.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any lost, destroyed, damaged or condemned, as applicable, asset, equipment or other property of a Loan Party in an annual amount greater than $50,000 individually or $100,000 in the aggregate.

“Register”: as defined in Section 9.6(d).

“Regulated Substances”: any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws, including, but not limited to petroleum, mold, or asbestos.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law to lease, occupy or maintain the Properties or otherwise own or operate the business of each member of the Newtek Group.

“Required Procedures”: procedures, including credit and underwriting standards, loan to value ratio limitations and the use of Approved Forms with respect to the financing and servicing of SBA 7(a) Note Receivables as in effect on the Closing Date, together with such changes and modifications thereto from time to time as shall be required by SBA Rules and Regulations or as have been approved in writing by the Administrative Agent, in the Administrative Agent’s reasonable credit judgment.

“Required Lenders”: at any time, one or more Lenders collectively having or holding Aggregate Exposure representing more than 50% of the Aggregate Exposure of all Lenders at such time.

“Required Prepayment Date”: as defined in Section 2.8(d).

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 6.6.

“Restricted Subsidiary”: each Domestic Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“NSBF Sale and Assignment Agreement”: the Amended and Restated Unguaranteed Interest Sale and Assignment Agreement, dated as of December 29, 2011, by and between NSBF, as seller, and Newtek ABS, as purchaser.

“SBA”: United States Small Business Administration or any other federal agency administering the SBA Act.

“SBA 7(a) Guaranteed Note Receivable”: the portion of any SBA 7(a) Note Receivable that is guaranteed by the SBA.

“SBA 7(a) Loan Obligor”: any Person, other than the SBA, who is or may become obligated to the Borrower or any of its Subsidiaries under an SBA 7(a) Loan.

“SBA 7(a) Loans”: any loans made by the Borrower or any of its Subsidiaries to small businesses and partially guaranteed by the SBA, all originated in accordance with the SBA Rules and Regulations and pursuant to the authorization contained in Section 7(a) of the SBA Act.

“SBA 7(a) Non-Guaranteed Note Receivable”: the portion of any SBA 7(a) Note Receivable that is not guaranteed by the SBA.

“SBA 7(a) Note Receivables”: the obligation of an SBA 7(a) Loan Obligor to pay an SBA 7(a) Loan made by the Borrower or any of its Subsidiaries to such SBA 7(a) Loan Obligor, whether or not evidenced by a promissory note or other instrument.

“SBA Act”: the Small Business Act of 1953, as the same may be amended from time to time.

“SBA Lender’s License”: the authority given to a lender by the SBA to make SBA 7(a) Loans as permitted under the SBA Act, as amended and further authorized by the SBA in CFR Title 13 Part 120-470 and 471, as amended.

“SBA Rules and Regulations”: the SBA Act, as amended, any other legislation binding on the SBA relating to financial transactions, any “Loan Guaranty Agreement”, all rules and regulations promulgated from time to time under the SBA Act, and SBA Standard Operating Procedures and Official Notices issued by the SBA, as in effect from time to time.

“SBA Standard Operating Procedures and Official Notices”: Public Law 85-536, as amended; those Rules and Regulations, as defined in 13 CFR Part 120, “Business Loans” and 13 CFR Part 121, “Size Standards”; Standard Operating Procedures, (SOP) 50-10 for loan processing, 50-50 for loan servicing and 50-51 for loan liquidation as may be published and or amended from time to time by the SBA.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secondary Market Sale”: the sale or participation of an SBA 7(a) Loan to the secondary market in accordance with the SBA Rules and Regulations.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securitization Guaranty”: the Guaranty Agreement, dated as of December 22, 2010, by and between the Borrower and Newtek Small Business Loan Trust 2010-1 and acknowledged by U.S. Bank National Association, as amended, restated or otherwise modified from time to time.

“Security”: any Capital Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Trademark Security Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Software”: any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets (including rights of contribution) of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets (including rights of contribution) of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Sterling”: Sterling National Bank.

“Sterling Facility”: the credit facilities provided to CDS pursuant to the Sterling Loan Agreement in an aggregate amount not to exceed $10,000,000.

“Sterling Intercreditor Agreement”: an intercreditor agreement to be executed and delivered by Sterling, the lenders party to the Sterling Loan Agreement, the Administrative Agent, the Lenders, the Borrower and the other Loan Parties party thereto, in form and substance reasonably satisfactory to the Administrative Agent.

“Sterling Loan Agreement”: the Loan and Security Agreement, dated as of February 28, 2011, by and between CDS, as borrower, the lenders party thereto and Sterling, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Sterling Loan Documents”: the “Loan Documents” as defined under the Sterling Loan Agreement.

“Stock Equivalents”: all securities convertible into or exchangeable for Capital Stock and all warrants, options or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.

“S&P”: Standard & Poor’s Rating Services, or any successor thereof.

“Subordinated Debt”: any Indebtedness of the Loan Parties or any of their Subsidiaries, which by its terms is subordinated to the Obligations in a manner and to an extent reasonably satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to each direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than (a) until consummation of the actions set forth in subclauses (i) through (iii) of Section 5.14(a), NSBF, (b) until consummation of the actions set forth in subclauses (i) through (iv) of Section 5.14(b), CDS, (c) any Excluded Foreign Subsidiary and (d) any Unrestricted Subsidiary.

“Summit”: Summit Partners Credit Advisors, L.P.

“Trademark Security Agreement”: the Trademark Security Agreement, dated as of April 25, 2012, by and between the Borrower and the Administrative Agent.

“Transferee”: as defined in Section 9.14.

“Trigger Event”: as defined in Section 7.2.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unguaranteed Interest Sale Agreement”: the Unguaranteed Interest Sale and Assignment Agreement, dated as of December 29, 2011, by and between NSBF and Newtek ABS.

“Unrestricted Subsidiaries”: the Subsidiaries of the Borrower set forth on Schedule 1.1.

“UPS”: Universal Processing Services of Wisconsin, LLC, a New York limited liability company.

“Waivable Mandatory Prepayment”: as defined in Section 2.8(d).

“Warrants”: as defined in Section 4.1(p).

“Wholly-Owned Subsidiary”: with respect to any Person, any Subsidiary of such Person, all of the Capital Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Wilshire Waiver”: the Waiver to Loan Documents, dated as of April 25, 2012, by and between PMTWorks Payroll LLC and Wilshire New York Partners V, LLC.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Newtek Group not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 5.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s accountants and results in a change in any of the calculations required under this Agreement that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Newtek Group shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Section 6 shall be given effect until such provisions are amended to reflect such changes in GAAP. Notwithstanding the foregoing, when determining the amounts of Capital Lease Obligations, such determination shall be made in accordance with GAAP; provided, that any liability with respect to leases that are in effect and characterized as operating leases under FASB ASC 840 as in effect as of the date of this Agreement but characterized as capital leases following changes to FASB ASC 840 after such date shall be classified as operating leases and shall not be included within the definition of Capital Lease Obligations.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of financial ratios set forth in Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. (a) Subject to the terms and conditions hereof, the Lenders severally agree to make term loans (each, a “Closing Date Loan”) to the Borrower on the Closing Date in an amount for each Lender not to exceed the amount of such Lender’s Loan Percentage multiplied by the Closing Date Loan Amount.

(b) Subject to the terms and conditions hereof, the Lenders severally agree to make term loans (each, a “Delayed Draw Loan”) to the Borrower on no more than one occasion after the Closing Date (the “Delayed Draw Funding Date”) during the Delayed Draw Commitment Period in an amount equal to such Lender’s Loan Percentage multiplied by the Delayed Draw Loan Amount.

2.2 Procedure for Borrowing. (a) Not later than 12:00 Noon, New York City time, on the Closing Date, each Lender shall make available to the Borrower at an account designated by the Borrower an amount in immediately available funds equal to the Loan or Loans to be made by such Lender.

(b) The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, 10 Business Days prior to the anticipated Delayed Draw Funding Date) (i) requesting that the Lenders make Delayed Draw Loans on such date and (ii) specifying the aggregate principal amount of the Delayed Draw Loans requested to be made on such Delayed Draw Funding Date (such requested amount to be equal to the Delayed Draw Loan Amount); provided, however, that no Delayed Draw Loans may be borrowed after the Delayed Draw Termination Date. Upon receipt of such Borrowing Notice the

Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the applicable Delayed Draw Funding Date, each Lender shall make available to the Borrower at an account designated by the Borrower in such Borrowing Notice an amount in immediately available funds equal to the Delayed Draw Loan or Delayed Draw Loans to be made by such Lender.

2.3 [Reserved]

2.4 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to each Lender the principal amount of each Loan (including capitalized PIK Interest) of such Lender on the Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rate per annum, and on the dates, set forth in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by each Lender hereunder from the Borrower.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(b) shall, to the extent permitted by applicable law and except for manifest error, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit F (a “Note”), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

2.5 Fees. The Borrower agrees to pay to Summit the fees in the amounts and on the dates set forth in the Fee Letter and as otherwise from time to time agreed to in writing by the Borrower and Summit.

2.6 [Reserved]

2.7 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable written notice delivered to the Administrative Agent by 12:00 p.m. (New York City time) at least two (2) Business Days prior thereto, which notice shall specify the date and amount of such prepayment; provided, that the

Borrower may not prepay the Loans pursuant to this Section 2.7 prior to the second anniversary of the Closing Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given (except in connection with a proposed refinancing), the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $250,000 in excess thereof. Optional prepayments of Loans shall be applied as set forth in Section 2.14(b).

(b) Any prepayment of the Loans upon the refinancing thereof (whether with proceeds of equity or Indebtedness) or upon the occurrence of a Change of Control shall be deemed to be an optional prepayment.

2.8 Mandatory Prepayments and Commitment Reductions. (a) If any Indebtedness (other than Indebtedness permitted under Section 6.2) shall be incurred by any Loan Party, then on the date of such incurrence, the Loans shall be prepaid (subject to the terms of the Capital One Intercreditor Agreement) by an amount equal to the amount of the Net Cash Proceeds of such issuance or incurrence and applied to the Obligations as set forth in Section 2.14(b). The provisions of this Section do not constitute a consent to the incurrence of any such Indebtedness.

(b) If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, within 5 Business Days of receipt of such Net Cash Proceeds, the Loans shall be prepaid (subject to the terms of the Capital One Intercreditor Agreement) by an amount equal to the amount of such Net Cash Proceeds and applied to the Obligations as set forth in Section 2.14(b). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5.

(c) Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans pursuant to Section 2.8(a) or (b), not less than 10 Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the third Business Day prior to Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before such Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). To the extent any Lender elects to decline its pro rata share of the Waivable Mandatory Prepayment, such declined proceeds may be retained by the Borrower and may be used for any purpose not otherwise prohibited by this Agreement.

(d) Mandatory prepayments pursuant to this Section 2.8 shall be without premium or penalty.

2.9 [Reserved]

2.10 [Reserved]

2.11 Interest Rates and Payment Dates. (a) Subject to the terms of the Capital One Intercreditor Agreement, each Loan shall bear interest at a rate per annum equal to 15.0%; provided, that the Borrower may, at its option, by written notice to the Administrative Agent at least 5 Business Days prior to any Interest Payment Date, cause a portion of such interest on the Loans for such period in an amount of up to 2.5% per annum (the “PIK Interest”, with the portion of the interest that is not paid in kind referred to as the “Cash Interest”) to be paid in kind by adding such PIK Interest to the outstanding principal amount of the Loans.

(b) If all or a portion of (i) the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to paragraph (a) of this Section plus 2% and (ii) any interest payable on any Loan, fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full.

(c) Interest shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

(d) Notwithstanding anything to the contrary set forth herein, on the last day of each “accrual period” (as determined under Section 1272(a)(5) of the Code) that occurs after the fifth anniversary of the Closing Date with respect to the Loans, the Company shall pay in cash (the “Catch-up Payments”) the aggregate amount of the sum of (i) the PIK Interest, (ii) the Cash Interest that has been deferred or accrued, and has not been paid in cash and (iii) the original issue discount other than PIK Interest (as determined under Section 163(i) of the Code) that has accrued and has not been paid in cash on the Loans from the Closing Date, through the end of such accrual period, that exceeds the product of the “issue price” (as defined for purposes of the Code) for the Loans and the “yield to maturity” (as defined for purposes of the Code) on the Loans.

(e) Notwithstanding anything to the contrary set forth in this Section 2.11, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Lenders is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate of interest and in the manner provided in this Section, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by the Lenders pursuant to the terms hereof exceed the amount which the Lenders could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the provisions of this Section 2.11(e), a court of competent jurisdiction shall finally determine that the Lenders have received interest hereunder in excess of the Maximum Lawful Rate, the Lenders shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

2.12 Computation of Interest and Fees. Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

2.13 [Reserved]

2.14 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any fee and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Loan Percentages of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b) Each payment (including each prepayment) of the Loans outstanding shall be allocated among the Lenders holding such Loans pro rata based on the principal amount of such Loans held by such Lenders. Amounts prepaid on account of the Loans may not be reborrowed.

(c) [Reserved]

(d) Each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

(e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 p.m., New York City time, on the due date thereof to the relevant Lenders at an account designated by each such Lender in the Lender Addendum delivered by such Lender hereunder, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 p.m., New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(f) (A) after the occurrence and during the continuance of an Event of Default specified in Section 7.1(a), Section 7.1(b) or Section 7.1(l), (B) after the occurrence and during the continuance of an Event of Default specified in Section 7.1(j) with respect to a material portion of the Collateral or (C) after the occurrence and during the continuance of any other Event of Default not specified in subclause (A) or (B) above and the acceleration of the Obligations pursuant to Section 7.1, all payments in respect of the Obligations and all proceeds of the Collateral shall be applied against the Obligations in the following order:

(i)	first, to pay incurred and unpaid fees, expenses and indemnities of the Administrative Agent under the Loan Documents;

(ii)	second, to pay incurred and unpaid fees, expenses and indemnities of the Lenders under the Loan Documents;

(iii)	third, to pay interest then due and payable in respect of the Loans; and

(iv)	fourth, to pay all other Obligations.

If sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses (i) through (iv), the available funds being applied with respect to any such Obligation within such clause shall be allocated to the payment of such Obligations for such clause ratably, based on the proportion of the Administrative Agent’s, Lender’s or other Secured Party’s interest in the aggregate outstanding Obligations described in such clauses. The order of priority set forth in clauses (i) through (iv) of this Section 2.14(f) may at any time and from time to time be changed by the agreement of the Lenders and the Administrative Agent without necessity of notice to or consent of or approval by the Borrower, any other Loan Party, any Secured Party that is not a Lender or any other Person.

2.15 Requirements of Law. (a) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy as in effect as of the date of this Agreement) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided, that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided, further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(b) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender or the Administrative Agent under clause (a) of this Section 2.15 for increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender or the Administrative Agent knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.15 shall be available to each Lender and the Administrative Agent regardless of any possible contention of the invalidity or inapplicability of the change in any Requirement of Law that shall have occurred or been imposed. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, are in each case deemed to have been introduced or adopted after the date hereof, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 2.15) and any taxes imposed thereby (other than taxes described in Section 2.16) shall be deemed to be the adoption of or a change in a Requirement of Law regarding capital adequacy.

2.16 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to deliver the forms required by paragraph (d) or (e) of this Section, unless such failure is solely a result of a change in law occurring after the date hereof or (ii) that are United States withholding taxes (including FATCA) imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) (i) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(ii) Unless otherwise excluded under the proviso in Section 2.16(a), the Borrower agrees to indemnify the Administrative Agent and the Lenders for, and hold them harmless against, (i) the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.18) paid by the Administrative Agent or such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnification payment under this Section 2.16(c) shall be made within thirty (30) days after the date the Administrative Agent or any Lender (as the case may be) makes a written demand therefor.

(d) Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any

Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement in a form reasonably satisfactory to the Borrower and the Administrative Agent and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(g) If the Administrative Agent or any Lender reasonably determines that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus, any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to claim any tax refund or make available its tax returns (or any other information relating to its taxes which it deems confidential) or disclose any information relating to its tax affairs or any computations in respect thereof or require the Administrative Agent or any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

2.17 [Reserved]

2.18 [Reserved]

2.19 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.15 or 2.16(a).

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition. Any financial statements previously delivered pursuant to Section 5.01, (a) present fairly in all material respects the financial condition and results of operations and cash flows of the applicable Persons as of such dates and for such periods and (b) disclose all material liabilities, direct or contingent, of the applicable Persons as of the dates thereof in accordance with GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis except for the absence of footnotes and year-end adjustments for any financial statements other than those prepared for a fiscal year end. The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2011 to and including the date hereof there has been no Disposition by the Newtek Group of any material part of its business or Property.

3.2 No Change. Since December 31, 2011 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law. Each Loan Party (a) is duly formed or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, as applicable, (b) has the limited liability company or corporate, as applicable, power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company or corporation, as applicable, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent such failure to qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all material Requirements of Law.

3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the limited liability company or corporate, as applicable, power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary limited liability company or corporate, as applicable, action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.20. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any member of the Newtek Group and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Loan Parties could reasonably be expected to have a Material Adverse Effect.

3.6 No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any member of the Newtek Group, threatened by or against any member of the Newtek Group or against any of their respective properties or revenues, where the matter in controversy exceeds $50,000, other than as set forth in Schedule 3.6.

3.7 No Default. No member of the Newtek Group is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 6.3. Set forth on Schedule 3.8 is a list of the real properties owned by any Loan Party as of the date hereof, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages. No lien or other encumbrance authorized or allowed by Environmental Laws exists against the Properties.

3.9 Intellectual Property. Each member of the Newtek Group owns, or licenses pursuant to a valid and enforceable written agreement, all Intellectual Property and Software necessary and sufficient for the conduct of its businesses as currently conducted and proposed to be conducted. Except as set forth on Schedule 3.9, as of the date hereof, no Person has contested any right, title or interest of any Loan Party in or relating to any Material Intellectual Property or challenged the ownership, use, validity or enforceability of any Material Intellectual Property of any Loan Party, nor does any Loan

Party know of any valid basis for any such claim. Except as set forth on Schedule 3.9, as of the date hereof, there are no pending (or, to the knowledge of any Loan Party, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes with respect to any such infringement, misappropriation, dilution, violation, impairment, contest or challenge relating to any Material Intellectual Property. Except as set forth on Schedule 3.9, as of the date hereof, no judgment or order regarding any such infringement, misappropriation, dilution, violation, impairment, contest or challenge has been rendered by any competent Governmental Authority, and no settlement agreement or similar contract has been entered into by any member of the Newtek Group with respect to any such infringement, misappropriation, dilution, violation, impairment, contest or challenge wherein such settlement agreement or similar contract would materially impact the operation and conduct of the business of any member of the Newtek Group in a negative manner or otherwise result in a Material Adverse Effect, and no member of the Newtek Group has any reason to know of any valid basis for any claim for or based on any such infringement, misappropriation, dilution, violation, impairment, contest or challenge. The operation and conduct of the businesses of any member of the Newtek Group (including, without limitation, the use or practice of any Intellectual Property and Software therein) does not misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person. As of the date hereof, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Intellectual Property of any Loan Party which would materially impact the operation and conduct of the business of any Loan Party in a negative manner or otherwise result in a Material Adverse Effect except as set forth on Schedule 3.9.

3.10 Taxes. Each member of the Newtek Group has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the members of the Newtek Group) and no tax Lien has been filed, and, to the knowledge of any member of the Newtek Group, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11 Federal Reserve Regulations.

(a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve any Loan Party in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Indebtedness being reduced or retired out of the proceeds of any Loans was or will be incurred for the purpose of purchasing or carrying any Margin Stock. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the regulations of the Board, including Regulation T, U or X.

3.12 Labor Matters. There are no strikes or other labor disputes against any member of the Newtek Group pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of any member of the Newtek Group have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any member of the Newtek Group on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such member of the Newtek Group.

3.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and, except as set forth on Schedule 3.13, each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

3.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

3.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 3.15 constitute all the Subsidiaries of the Borrower at the date hereof. Schedule 3.15 sets forth as of the Closing Date the name and jurisdiction of formation of each such Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

(b) Except as listed on Schedule 3.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than (i) stock options or restricted shares awards granted to employees or directors and directors’ qualifying shares and (ii) the Warrants) of any nature relating to any Capital Stock of the Borrower or any of its Subsidiaries.

3.16 Use of Proceeds. (a) The proceeds of the Closing Date Loans shall be used (i) for the origination of SBA 7(a) Loans, (ii) to pay related fees and expenses in connection with the transactions contemplated hereby and (iii) for general corporate purposes.

(b) The proceeds of the Delayed Draw Loans shall be used (i) for the origination of SBA 7(a) Loans and (ii) to finance Permitted Acquisitions.

3.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount and except as set forth on Schedule 3.17:

(a) No member of the Newtek Group has received any Environmental Complaint, whether directed or issued to any member of the Newtek Group or pertaining to any operation or occupancy of the Properties, their business or any formerly owned, operated or leased property, and none have any reason to believe that they might receive an Environmental Complaint.

(b) To the knowledge of the members of the Newtek Group, the members of the Newtek Group and their Properties are and have been in compliance with all applicable Environmental Laws.

(c) To the knowledge of the members of the Newtek Group, there are no Regulated Substances present at, on, in, under or emanating from, or emanating to, the Properties or any portion thereof or any formerly owned, operated or leased property, which has resulted or could result in Contamination or otherwise give rise to an Environmental Complaint.

(d) The members of the Newtek Group have all Required Environmental Permits to lease, occupy, or maintain the Properties, and otherwise conduct their business and operations. To the knowledge of the members of the Newtek Group, all such Required Environmental Permits are in full force and effect and each member of the Newtek Group is in and has been in compliance with such Required Environmental Permits.

(e) To the knowledge of the members of the Newtek Group, no structures, improvements, equipment, fixtures, aboveground or underground storage tanks located on the Properties contain or use, except in compliance with Environmental Laws and Required Environmental Permits, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws and Required Environmental Permits.

(f) To the knowledge of the members of the Newtek Group, no facility or site to which they, either directly or indirectly by a third party, have sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or is identified or proposed to be identified pursuant to Environmental Laws on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by a Governmental Authority.

(g) No member of the Newtek Group has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Regulated Substances.

(h) No member of the Newtek Group has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(i) No member of the Newtek Group has to its knowledge assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Regulated Substances.

3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums (or, if applicable, all installments thereof due on or before the Closing Date) have been duly paid and such insurance is provided in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with normal and prudent industry practice. None of the Loan Parties has any reason to believe that it will not be able to (a) maintain (or obtain when and as required) the insurance coverage required to be maintained under the Loan Documents or (b) renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

3.19 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.20 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Guarantee and Collateral Agreement (which financing statements have been duly completed and delivered to and authorized to be filed by the Administrative Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed (all of which filings have been duly completed), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).

3.21 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

3.22 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of any Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.23 Preferred Lender Status. NSBF has been approved as and continues to be a preferred lender under the SBA’s Preferred Lender Program in accordance with the SBA Rules and Regulations. NSBF has not been advised, and has no reason to believe, that it will not continue to be such a preferred lender after the Closing Date. No Loan Party has received any correspondence or notice from the SBA or any other Governmental Authority, nor is it aware of any event or condition that could lead to the revocation of NSBF’s SBA Lender’s License.

3.24 Certified Capital Companies. The Capcos listed on Schedule 3.24 constitute all the Capcos of the Borrower. Schedule 3.24 sets forth (a) the certified status of each Capco with respect to applicable state laws and regulations and (b) the percentage of funds of each Capco that have been invested in accordance with applicable state laws and regulations.

3.25 Unguaranteed Interest Sale Agreement. To the knowledge of each of the Borrower and NSBF, no default has occurred under the Unguaranteed Interest Sale Agreement that could result in an obligation of NSBF to repurchase any SBA 7(a) Loans sold, transferred, assigned or conveyed thereunder.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor, (iii) a Lender Addendum, executed and delivered by each Lender and accepted by the Borrower, (iv) a Note for each Lender, to the extent requested by any such Lender on or prior to the Closing Date, executed and delivered by a duly authorized officer of the Borrower, (v) the Trademark Security Agreement, executed and delivered by a duly authorized officer of the Borrower, (vi) the Capital One Intercreditor Agreement, executed and delivered by Capital One and accepted by the Borrower and the other Loan Parties party thereto and (vii) the Fee Letter, executed and delivered by a duly authorized officer of Summit and the Borrower.

(b) Waiver to Existing Credit Facilities. The Administrative Agent shall have received (i) the Capital One Waiver, executed and delivered by a duly authorized officer of each of Capital One, NSBF and the other Loan Parties party thereto and (ii) the Wilshire Waiver, executed and delivered by a duly authorized officer of each of PMTWorks Payroll LLC and Wilshire New York Partners V, LLC.

(c) Approvals. All governmental and third party approvals (including regulatory approvals, landlords’ and other consents) necessary in connection with the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.

(d) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), true and correct copies, certified as to authenticity by the Borrower, of such documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Closing Date Projections. The Lenders shall have received satisfactory pro forma financial projections consisting of a pro forma income statement for 2012 (the “Closing Date Projections”) which shall contain the Newtek Group’s anticipated income statements, on a consolidated and business segment basis for the Newtek Group.

(g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 6.3.

(h) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)	the legal opinion of Platte, Klarsfeld, Levine & Lachtman, LLP, New York counsel of the Loan Parties, substantially in the form of Exhibit E-1; and

(ii)	the legal opinion of O’Reilly & Mark, P.C., District of Columbia counsel of the Loan Parties, substantially in the form of Exhibit E-2.

(j) Pledged Stock; Stock Powers; Pledged Notes. Subject to the terms of the Capital One Intercreditor Agreement, the Administrative Agent shall have received (i) all certificates, instruments and other documents representing all Pledged Stock pledged pursuant to the Guarantee and Collateral Agreement and stock powers for such certificates, instruments and other documents executed in blank by the pledgor thereof, and (ii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.

(l) Insurance. The Administrative Agent shall have received (i) insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement and (ii) documentation requested by the Administrative Agent evidencing the collateral assignment of the Keyman Life Insurance Policy to the Administrative Agent, for the benefit of the Secured Parties, in satisfaction of the requirements of Section 5.5(b).

(m) Full Disclosure. The Administrative Agent and the Lenders not becoming aware prior to the Closing Date of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Closing Date Projections) affecting any member of the Newtek Group or the transactions contemplated hereby that in their judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to them prior to the Closing Date.

(n) Material Adverse Effect.

(i)	Since December 31, 2011, there shall not have occurred any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(ii)	Since March 21, 2012, there shall not have occurred any material disruption of, or adverse change in, the loan syndication, financial, banking or capital markets conditions.

(o) Due Diligence. The Administrative Agent shall have completed its business, legal and collateral due diligence, including a quality of earnings analysis, with respect to each Loan Party and the results thereof shall be acceptable to the Administrative Agent. The Administrative Agent shall have received completed reference checks with respect to senior management and board members of each Loan Party and the results thereof shall be acceptable to the Administrative Agent.

(p) Warrants. The Borrower shall have issued to the Lenders non-cancelable warrants representing 1,696,810 shares of the Borrower’s Capital Stock (the “Warrants”), in the form attached hereto as Exhibit J, ratably in accordance with their Loan Percentage

(q) Patriot Act. The Administrative Agent shall have received all documentation and other information requested by the Administrative Agent and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

4.2 Conditions to Delayed Draw Loans. The agreement of each Lender to make the Delayed Draw Loans requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Delayed Draw Funding Date, of the following conditions precedent:

(a) Joinder of NSBF. The Borrower shall have caused NSBF (i) to become a party to the Guarantee and Collateral Agreement, (ii) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (subject to Liens expressly permitted by Section 6.3) in the Collateral described in the Guarantee and Collateral Agreement with respect to NSBF, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iii) to obtain all governmental approvals

(including approval from the SBA) and third party approvals required in connection with (A) the guarantee by NSBF of the Obligations and (B) the granting of a security interest by NSBF in the Collateral described in the Guarantee and Collateral Agreement with respect to NSBF.

(b) Additional Certificates and Legal Opinions. If requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent certificates and legal opinions relating to the matters described in clause (a) above, which certificates and opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

4.3 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Pro Forma Compliance. The Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.1.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall, and shall cause each of its Subsidiaries, to:

5.1 Financial Statements. Furnish to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2011), a copy of the audited combined, consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated cash flows statements and statements (including statements, other than with respect to the balance sheet and cash flows statements, on a business segment basis) of income and retained earnings (for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by J.H. Cohn, L.P. or such other independent certified public accountants of nationally recognized standing (unless otherwise approved by the Administrative Agent in its discretion exercised reasonably); and

(b) as soon as available, but in any event not later than 45 days after the end of each of the four quarterly periods of each fiscal year (other than the last fiscal quarter in any fiscal year) of the Borrower (commencing with the fiscal quarter ended March 31, 2012), (i) the unaudited combined, consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, (ii) the unaudited combined, consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and on a trailing twelve month basis, and (iii) the consolidated income statement of the Borrower and its consolidated Subsidiaries by business segment as currently reported by the Borrower, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) as soon as available, but in any event not later than (i) 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower and (ii) 90 days after the end of the last fiscal quarter of each fiscal year of the Borrower (in the case of each of clauses (i) and (ii), commencing with the fiscal quarter ended March 31, 2012), the unrestricted cash balance at the end of such quarter (including a breakout of cash at each of the Capcos and its qualified businesses);

(d) as soon as available, but in any event not later than 45 days after the end of each of the four quarterly periods of each fiscal year, the actual results of operations of the Borrower for such quarter, compared to the Projections for such quarter;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2 Certificates; Other Information. Furnish to the Administrative Agent:

(a) [Reserved];

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a Compliance Certificate (x) stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (y) containing all information and calculations necessary for determining compliance by the members of the Newtek Group with the provisions of this Agreement referred to therein as of the last day of the fiscal month, fiscal quarter or fiscal year of the Borrower, as the case may be;

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a projected pro forma income statement for four (4) quarters of the then current fiscal year, on a consolidated and business segment basis for the Newtek Group, and copies of all budgets and financial projections provided to the board of directors of the Borrower, and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 5 Business Days after receipt thereof by any Loan Party, copies of all management letters, exception reports or similar letters or reports received by such Loan Party from its independent certified public accountants;

(e) copies of any reports filed with any federal, state or local Governmental Authority as any Lender may from time to time request;

(f) within 5 Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(g) within 5 Business Days after the end of each fiscal year of the Borrower, commencing on the first of such dates to occur after the date hereof, an updated Schedule 3.24 supplementing the information set forth therein since the date of the most recent Schedule 3.24 delivered pursuant to this clause (g) (or, in the case of the first such updated Schedule 3.24 so delivered, since the Closing Date);

(h) as soon as available, copies of the bi-weekly report distributed to management;

(i) as soon as available, (i) with respect to NSBF, (A) the quarterly “NSBF Disclosure Roll Forward Analysis” and (B) quarterly SBA loan statistics, (ii) with respect to CWH, information relating to (A) transaction revenue and (B) additions and deletes by type of site (Dedicated, Shared and VPS) and (iii) with respect to UPS, information relating to (A) chargeback data, (B) merchant additions and deletions, (C) sales volume and (D) transaction history;

(j) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the appropriate member of the Newtek Group.

5.4 Conduct of Business and Maintenance of Existence, etc. (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) (i) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with financially sound and reputable insurance companies insurance as required pursuant to the Guarantee and Collateral Agreement.

(b) (i) Obtain and maintain a life insurance policy on the life of Mr. Barry Sloane (the “Keyman Life Insurance Policy”) in a minimum amount of (A) initially, the period commencing on the Closing Date and ending six months thereafter, not less than $2,000,000 and (B) thereafter, not less than $4,000,000, (ii) ensure that all premiums and other payments required under the Keyman Life Insurance Policy shall be up to date and fully paid and (iii) ensure that the Keyman Life Insurance Policy is collaterally assigned to the Administrative Agent, for the benefit of the Secured Parties. The Borrower shall cause the entire amount of any proceeds of such Keyman Life Insurance Policy to be applied to the Obligations as set forth in Section 2.14(b).

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit the Administrative Agent in its sole discretion (or upon the request of any Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and to discuss the business, operations, properties and financial and other condition of any member of the Newtek Group with officers and employees of such member of the Newtek Group and with its independent certified public accountants (an “Inspection”); provided, that unless a Default or Event of Default shall be continuing, there shall be no more than two Inspections during any calendar year and (c) (i) at least 30 days prior to any quarterly Board Meeting or (ii) concurrently with any notice and informational materials given to the directors of the Borrower in connection with any other Board Meeting, provide the Administrative Agent with notice of such Board Meeting and copies of all informational materials provided to the directors of the Borrower in connection therewith and permit representatives of the Administrative Agent to attend such Board Meeting in an observer capacity.

5.7 Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any member of the Newtek Group, (ii) material litigation, investigation or proceeding which may exist at any time between any member of the Newtek Group and any Governmental Authority, (iii) development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the members of the Newtek Group, in the aggregate, of a Material Environmental Amount; and (iv) notice that any Governmental Authority may deny any application for an Required Environmental Permit sought by, or revoke or refuse to renew any Required Environmental Permit held by, any member of the Newtek Group;

(c) any litigation or proceeding affecting any member of the Newtek Group in which the amount involved is $500,000 or more or in which injunctive or similar relief is sought;

(d) the following events, as soon as possible and in any event within 10 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) any (i) request received from the SBA relating to any potential or actual repair of incorrectly underwritten loans or revocation of the guarantee provided by the SBA of SBA 7(a) Loans, (ii) any changes to the SBA’s Preferred Lender Program or the SBA Rules and Regulations, (iii) any notice or correspondence received from the SBA in connection with a potential or actual (A) downgrade of NSBF’s status as a preferred lender under the SBA’s Preferred Lender Program or (B) revocation of NSBF’s SBA Lender’s License or (iv) any downgrade of NSBF’s servicer rating issued by S&P in connection with any securitization facility;

(f) receipt of any official correspondence received from any Governmental Authority in connection with any Capco (to the extent disclosure of such correspondence is not prohibited by any applicable regulatory body); and

(g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

5.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required of any member of the Newtek Group under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws applicable to the Properties or any member of the Newtek Group.

5.9 [Reserved]

5.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by any Loan Party (other than (x) any Property described in paragraph (b) or paragraph (c) of this Section, (y) any Property subject to a Lien expressly permitted by Section 6.3(g) and (z) Property acquired by an Excluded Foreign Subsidiary or Unrestricted Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly, subject to the terms of the Capital One Intercreditor Agreement, (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest (subject to Liens expressly permitted by Section 6.3) in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by any Loan Party (other than any such real property owned by an Excluded Foreign Subsidiary or Unrestricted Subsidiary or subject to a Lien expressly permitted by Section 6.3(g)), promptly, subject to the terms of the Capital One Intercreditor Agreement, (i) execute and deliver a Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or Unrestricted Subsidiary) by any Loan Party, promptly, subject to the terms of the Capital One Intercreditor Agreement, (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by such Loan Party (other than an Unrestricted Subsidiary), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (subject to Liens expressly permitted by Section 6.3) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from any member of the Newtek Group for such governmental consent, approval, recording, qualification or authorization.

5.12 [Reserved]

5.13 [Reserved]

5.14 Joinder of NSBF and CDS as Loan Parties.

(a) Use commercially reasonable efforts to, within 90 days after the Closing Date, cause NSBF (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (subject to Liens expressly permitted by Section 6.3) in the Collateral described in the Guarantee and Collateral Agreement with respect to NSBF, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (C) to obtain all governmental approvals (including approval from the SBA) and third party approvals required in connection with (I) the guarantee by NSBF of the Obligations and (II) the granting of a security interest by NSBF in the Collateral described in the Guarantee and Collateral Agreement with respect to NSBF, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent certificates and legal opinions relating to the matters described above, which certificates and opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the failure to consummate any of actions set forth in subclauses (i) through (iii) above, including the joinder of NSBF as a party to the Guarantee and Collateral Agreement, in spite of the use of commercially reasonable efforts in connection therewith shall not constitute an Event of Default.

(b) Use commercially reasonable efforts to, within 60 days after the Closing Date, (i) cause CDS (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (subject to Liens expressly permitted by Section 6.3) in the Collateral described in the Guarantee and Collateral Agreement with respect to CDS, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, (ii) deliver to the Administrative Agent any consent, waiver or amendment to the Sterling Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent, necessary to permit the transactions contemplated hereunder and under the Loan Documents, (iii) cause the required parties to enter into the Sterling Intercreditor Agreement and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent certificates and legal opinions relating to the matters described above, which certificates and opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the failure to consummate any of actions set forth in subclauses (i) through (iv) above, including the joinder of CDS as a party to the Guarantee and Collateral Agreement, in spite of the use of commercially reasonable efforts in connection therewith shall not constitute an Event of Default.

5.15 Landlord Waivers.

(a) As promptly as practicable, and in any event within 30 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) following the Closing Date, the Loan Parties shall obtain collateral access agreements or landlord waivers from the landlord or lessor of (a) 212 W. 35th Street, New York, NY 10123 and (b) 60 Hempstead Avenue, West Hempstead, NY 11552.

(b) The Loan Parties shall use commercially reasonable efforts to obtain, within 30 days following the Closing Date, collateral access agreements or landlord waivers from the landlord or lessor of each of the following leased properties: (a) 1125 W. Pinnacle Peak, Phoenix, AZ 85027, (b) 744 North 4th Street, Milwaukee, WI 53203, (c) 8521 E. Princess Drive, Phoenix, AZ 85255 and (d) 301 Mexico Street, Suite H3-A, Brownsville, TX 78520.

SECTION 6. FINANCIAL AND NEGATIVE COVENANTS

I. FINANCIAL COVENANTS

6.1 Financial Covenants. (a) The Borrower hereby agrees that, prior to the occurrence of a Trigger Event and so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder:

(i)	Fixed Charge Coverage Ratio. The Borrower shall maintain a Fixed Charge Coverage Ratio as of the last day of each fiscal quarter of at least 1.50:1.00.

(ii)	Minimum EBITDA.

(A) The Borrower shall have, on the last day of each fiscal quarter, Consolidated EBITDA for the four fiscal quarters ending on such day of not less $7,500,000.

(B) NSBF shall have, on the last day of each fiscal quarter, Consolidated EBITDA for the four fiscal quarters ending on such day of not less than $2,600,000.

(C) CWH shall have, on the last day of each fiscal quarter, Consolidated EBITDA for the four fiscal quarters ending on such day of not less than $5,400,000.

(D) UPS shall have, on the last day of each fiscal quarter, Consolidated EBITDA for the four fiscal quarters ending on such day of not less than $5,600,000.

(iii)	Unrestricted Cash Balance. The Borrower shall not have less than $4,000,000 in unrestricted cash at any time.

(b) The Borrower hereby agrees that, upon the occurrence of a Trigger Event and so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder:

(i)	Capital Expenditure. The Borrower shall not make or incur, or permit its Restricted Subsidiaries to make or incur, aggregate Capital Expenditures during each fiscal year set forth below in excess of the maximum amount set forth below opposite such fiscal year:

Fiscal Year	Maximum Capital Expenditures

2012	$2,000,000
2013	$2,000,000
2014	$2,000,000
2015	$2,000,000
2016	$2,000,000

(ii)	Minimum EBITDA.

(A) The Borrower shall have, on the last day of each fiscal quarter set forth below, Consolidated EBITDA for the four fiscal quarters ending on such day (or with respect to the fiscal quarters ending on or before December 31, 2013, the period commencing on the Closing Date and ending on the last day of such fiscal quarter) of not less than the following:

Fiscal Quarter Ending	Minimum Consolidated EBITDA

June 30, 2012	$7,500,000
September 30, 2012	$7,500,000
December 31, 2012	$7,500,000
March 31, 2013	$7,500,000
June 30, 2013	$7,500,000
September 30, 2013	$7,500,000
December 31, 2013	$7,500,000
March 31, 2014	$7,500,000
June 30, 2014	$7,500,000
September 30, 2014	$7,500,000
December 31, 2014	$7,500,000
March 31, 2015	$7,500,000
June 30, 2015	$7,500,000
September 30, 2015	$7,500,000
December 31, 2015	$7,500,000
March 31, 2016	$7,500,000
June 30, 2016	$7,500,000
September 30, 2016	$7,500,000
December 31, 2016	$7,500,000
March 31, 2017	$7,500,000
June 30, 2017	$7,500,000

(B) NSBF shall have, on the last day of each fiscal quarter set forth below, Consolidated EBITDA for the four fiscal quarters ending on such day (or with respect to the fiscal quarters ending on or before December 31, 2013, the period commencing on the Closing Date and ending on the last day of such fiscal quarter) of not less than the following:

Fiscal Quarter Ending	Minimum Consolidated EBITDA

June 30, 2012	$2,600,000
September 30, 2012	$2,600,000
December 31, 2012	$2,600,000
March 31, 2013	$2,600,000
June 30, 2013	$2,600,000
September 30, 2013	$2,600,000
December 31, 2013	$2,600,000
March 31, 2014	$2,600,000
June 30, 2014	$2,600,000
September 30, 2014	$2,600,000
December 31, 2014	$2,600,000
March 31, 2015	$2,600,000
June 30, 2015	$2,600,000
September 30, 2015	$2,600,000
December 31, 2015	$2,600,000
March 31, 2016	$2,600,000
June 30, 2016	$2,600,000
September 30, 2016	$2,600,000
December 31, 2016	$2,600,000
March 31, 2017	$2,600,000
June 30, 2017	$2,600,000

(C) CWH shall have, on the last day of each fiscal quarter set forth below, Consolidated EBITDA for the four fiscal quarters ending on such day (or with respect to the fiscal quarters ending on or before December 31, 2013, the period commencing on the Closing Date and ending on the last day of such fiscal quarter) of not less than the following:

Fiscal Quarter Ending	Minimum Consolidated EBITDA

June 30, 2012	$4,650,000
September 30, 2012	$4,650,000
December 31, 2012	$4,650,000
March 31, 2013	$4,650,000
June 30, 2013	$4,650,000
September 30, 2013	$4,650,000
December 31, 2013	$4,650,000
March 31, 2014	$4,650,000
June 30, 2014	$4,650,000
September 30, 2014	$4,650,000
December 31, 2014	$4,650,000
March 31, 2015	$4,650,000
June 30, 2015	$4,650,000
September 30, 2015	$4,650,000
December 31, 2015	$4,650,000
March 31, 2016	$4,650,000
June 30, 2016	$4,650,000
September 30, 2016	$4,650,000
December 31, 2016	$4,650,000
March 31, 2017	$4,650,000
June 30, 2017	$4,650,000

(D) UPS shall have, on the last day of each fiscal quarter set forth below, Consolidated EBITDA for the four fiscal quarters ending on such day (or with respect to the fiscal quarters ending on or before December 31, 2013, the period commencing on the Closing Date and ending on the last day of such fiscal quarter) of not less than the following:

Fiscal Quarter Ending	Minimum Consolidated EBITDA

June 30, 2012	$6,350,000
September 30, 2012	$6,350,000
December 31, 2012	$6,350,000
March 31, 2013	$6,350,000
June 30, 2013	$6,350,000
September 30, 2013	$6,350,000
December 31, 2013	$6,350,000
March 31, 2014	$6,350,000
June 30, 2014	$6,350,000
September 30, 2014	$6,350,000
December 31, 2014	$6,350,000
March 31, 2015	$6,350,000
June 30, 2015	$6,350,000
September 30, 2015	$6,350,000
December 31, 2015	$6,350,000

March 31, 2016	$6,350,000
June 30, 2016	$6,350,000
September 30, 2016	$6,350,000
December 31, 2016	$6,350,000
March 31, 2017	$6,350,000
June 30, 2017	$6,350,000

(iii)	Unrestricted Cash Balance. The Borrower shall not have less than $4,000,000 in unrestricted cash and Cash Equivalents on the consolidated balance sheet of the Borrower at any time.

II. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness owed to another Person, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) [Reserved];

(c) Indebtedness including, without limitation, Capital Lease Obligations, in an aggregate principal amount not to exceed $100,000 at any one time outstanding secured by Liens permitted by Section 6.3(g);

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e) guarantees by a Loan Party of Indebtedness of another Loan Party with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.2;

(f) Indebtedness related to Hedging Agreements not prohibited by Section 6.17;

(g) Indebtedness of a Loan Party to another Loan Party;

(h) Indebtedness consisting of intercompany loans owed by NSBF to any Loan Party;

(i) Indebtedness in connection with (i) the Capital One NSBF Facility, (ii) the Capital One CWH Facility and (iii) the Sterling Facility;

(j) guarantees provided by the Borrower in connection with (i) the Securitization Guaranty and (ii) any Indebtedness under Section 6.2(l) in connection with future securitization transactions, in the aggregate amount not to exceed the amount guaranteed pursuant to this Section 6.2(j) as of the Closing Date;

(k) Subordinated Debt of the Borrower or any of its Restricted Subsidiaries in an amount not to exceed $5,000,000;

(l) Indebtedness attributable to the sale of SBA 7(a) Loans in connection with securitization transactions consistent with past practices, to the extent such transactions must be accounted for as such pursuant to GAAP notwithstanding the true sale of such assets;

(m) Indebtedness in connection with the Black Box Lease Transaction in an amount not to exceed $900,000; and

(n) Indebtedness consisting of an intercompany loan owed by SBL to Wilshire New York Partners V, LLC, which by its terms is subordinated to the Obligations in a manner and to an extent reasonably satisfactory to the Administrative Agent, in an aggregate amount not to exceed $500,000.

6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the applicable Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not yet due or that are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the applicable Person in conformity with GAAP;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided, that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 6.2(c) to finance the acquisition of fixed or capital assets, provided, that (i) such Liens shall be created within 60 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not less than 80%, or more than 100% of the purchase price of such fixed or capital asset;

(h) Liens in favor of the Administrative Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(i) any interest or title of a lessor under any lease (including, without limitation, operating leases and UCC financing statements filed by lessors to evidence such operating leases) entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens securing Indebtedness permitted by Section 6.2(i), (j), (k) and (m);

(k) [Reserved]; and

(l) rights of licencees under licenses granted by the Borrower or any Restricted Subsidiary in the ordinary course of business.

6.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any member of the Newtek Group may merge into or consolidate with any other member of the Newtek Group; provided, however, that, in the case of any such merger or consolidation involving a Loan Party, the Person formed by such merger or consolidation shall be a Loan Party; and

(b) any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor.

6.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 6.4(b);

(d) the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e) the Disposition of other assets having a fair market value not to exceed $100,000 in the aggregate for any fiscal year of the Borrower;

(f) any Recovery Event, provided, that the requirements of Section 2.8(b) are complied with in connection therewith;

(g) Dispositions of any line of business if after giving pro forma effect thereto, the Borrower is in compliance with Section 6.1; provided, that (i) such Disposition is at fair market value and (ii) the Net Cash Proceeds thereof will be used to prepay the Loans and as required by Section 2.8(b);

(h) Dispositions of accounts receivable (other than current payroll advances) in the ordinary course of business and in connection with the collection or compromise thereof; and

(i) (i) Sales in the ordinary course of business of SBA 7(a) Note Receivables, (ii) sales of Note Participations; (iii) sales to SBA of the SBA 7(a) Non-Guaranteed Note Receivable portion of any SBA 7(a) Note Receivable with respect to which SBA also holds the SBA 7(a) Guaranteed Note Receivable portion thereof; (iv) other Secondary Market Sales of financed SBA loans; and (v) other dispositions of SBA 7(a) Note Receivables or the collateral therefore, in each case to the extent required or permitted by the SBA in accordance with SBA Rules and Regulations; provided, that any sales of SBA 7(a) Guaranteed Note Receivables or any sales of Note Participations in any SBA 7(a) Guaranteed Note Receivables may not be for an amount less than par.

6.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor; and

(b) the Borrower may (i) repurchase outstanding shares of the Borrower’s common stock in the open market from Persons other than its Affiliates and (ii) declare and pay dividends on the Borrower’s common stock, in an aggregate amount not to exceed $1,000,000.

6.7 [Reserved]

6.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”; for the avoidance of doubt, Investments shall be limited to any advance, loan, extension of credit, capital contribution or purchase made directly by a Loan Party), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments in (i) Unrestricted Subsidiaries and other non-Loan Parties (other than NSBF); provided, that advances, loans and extensions of credit (by way of guaranty or otherwise) made to any Unrestricted Subsidiaries or other non-Loan Parties (other than NSBF) pursuant to this subclause (i) shall not exceed an aggregate amount of $2,500,000 outstanding at any one time, and (ii) Permitted Acquisitions, with the Investments made pursuant to this clause not to exceed $5,000,000 individually or $10,000,000 in the aggregate (with respect to the aggregate amount of advances, loans and extensions of credit made under subclause (i) above, such amount shall be deemed to be the amount outstanding at any one time);

(d) Investments consisting of intercompany loans made to NSBF pursuant to Section 6.2(h);

(e) Investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

(f) SBA 7(a) and other SBA loans, in each case (i) that are originated by the Borrower or any of its Restricted Subsidiaries in the ordinary course of such Person’s business, (ii) that are in compliance with and conform to the Required Procedures and the SBA Rules and Regulations and in all material respects with all other applicable laws, and (iii) as to which such Person shall have perfected its security interests and Liens in and to all underlying collateral; for the avoidance of doubt, this clause (f) shall be construed to permit purchases by Newtek ABS of SBA 7(a) Non-Guaranteed Note Receivable from NSBF pursuant to the NSBF Sale and Assignment Agreement;

(g) loans and advances to employees of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Restricted Subsidiaries not to exceed $100,000 at any one time outstanding;

(h) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) net of returns of capital not to exceed $100,000 during the term of this Agreement; and

(i) Permitted Joint Ventures.

6.9 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, that sales of SBA 7(a) Non-Guaranteed Note Receivables by NSBF to Newtek ABS pursuant to a securitization pursuant to the NSBF Sale and Assignment Agreement are expressly permitted under this Section 6.9.

6.10 [Reserved]

6.11 Limitation on Changes in Fiscal Periods. Permit the fiscal year of each of the Borrower, NSBF, CWH and UPS to end on a day other than December 31 or change the method of determining fiscal quarters for each of the Borrower, NSBF, CWH and UPS.

6.12 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets of the Borrower or any Restricted Subsidiary pending such sale, provided, that such restrictions and conditions apply only to the Restricted Subsidiary or assets that are to be sold and such sale is permitted hereunder, (d) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (including (i) the Capital One NSBF Loan Documents, (ii) the Capital One CWH Loan Documents and (iii) the Sterling Loan Documents) if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (e) customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof.

6.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction (other than in effect on the date of this Agreement and set forth in Schedule 6.13) on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary, (b) make Investments in the Borrower or any other Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary and (iii) restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder.

6.14 Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower or any Restricted Subsidiary is engaged on the date of this Agreement or that are reasonably related thereto.

6.15 [Reserved]

6.16 [Reserved]

6.17 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.

SECTION 7. EVENTS OF DEFAULT

7.1 Event of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof;

(b) The Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within three business days after any such interest or other amount becomes when due in accordance with the terms hereof or thereof;

(c) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished;

(d) Any Loan Party shall default in the observance or performance of any agreement contained in Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6, or in Section 5 of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing;

(e) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section, and such default shall continue unremedied for a period of 15 days after the earlier of (i) the date on which a Responsible Officer of such Loan Party becomes aware of such failure and (ii) the date on which written notice thereof shall have been given to such Loan Party by the Administrative Agent or any Lender;

(f) Any member of the Newtek Group shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to or mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000;

(g) (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 30 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) any Loan Party shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(h) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any

Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect;

(i) One or more judgments or decrees shall be entered against any Loan Party involving for any Loan Party taken as a whole a liability (not fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $500,000 or more, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;

(j) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to the terms thereof), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(k) Any provision of any Loan Document after delivery thereof shall cease, for any reason (other than by reason of the express release thereof pursuant to the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

(l) Any Change of Control shall occur; or

(m) Any Capital One Event of Default shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the Administrative Agent may, with the consent of the Required Lenders (or upon the request of the Required Lenders, the Administrative Agent shall), by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; provided, that to the extent the occurrence of any Default or Event of Default is not directly attributable to NSBF, neither the Administrative Agent nor any Lender shall have the right to make any demands for payment from NSBF or exercise or enforce any rights or remedies available to it hereunder and under the Guarantee and Collateral Agreement against the Collateral of NSBF.

7.2 Capital One Event of Default. Notwithstanding any provision of Section 7.1 and elsewhere in this Agreement to the contrary, until the earlier to occur of (a) 180 days after the Closing Date and (b) the Capital One Document Modification Effective Date (the earlier to occur of clauses (a) and (b) above, the “Trigger Event”), the occurrence of any event shall not constitute a Default or an Event of Default hereunder unless such event also constitutes a Capital One Default or a Capital One Event of Default, respectively; provided, that to the extent such event would have constituted a Default or an Event of Default hereunder but for the absence of a corresponding Capital One Default or Capital One Event of Default, then upon the occurrence of the Trigger Event, a Default or Event of Default, as applicable, shall be deemed to have occurred and be continuing. Following the occurrence of the Trigger Event, any Default or Event of Default hereunder shall not be conditioned upon the occurrence of a corresponding Capital One Default or Capital One Event of Default, respectively. For the avoidance of doubt, this Section 7.2 shall not limit the ability of the Lenders to charge default interest pursuant to Section 2.11(b).

SECTION 8. THE ADMINISTRATIVE AGENT

8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent.

The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.6 and all actions required by such Section in connection with such transfer shall have been taken. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save the Administrative Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent at any time by giving written notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 10 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall (unless an Event of Default under Section 7.1(a), Section 7.1(b) or Section 7.1(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent within 30 days after the retiring Administrative Agent’s giving of notice of resignation, the retiring Administrative Agent shall remain Administrative Agent until such time as the Administrative Agent appoints a successor agent as provided above; provided, that the Administrative Agent’s resignation shall nevertheless become effective 30 days after the retiring Administrative Agent’s giving of notice of resignation if the Administrative Agent determines, in its sole discretion, that it is required by law to resign in its capacity as Administrative Agent. In such case, the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

8.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 8.15 of the Guarantee and Collateral Agreement.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)	forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender; require additional consents to be obtained with respect to the sale or any assignment or participations of any interests of the Lenders hereunder, in each case without the consent of the Administrative Agent and each Lender directly affected thereby;

(ii)	amend, modify or waive any provision of this Section, or reduce any percentage specified in or otherwise amend or modify the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of the Administrative Agent and all Lenders;

(iii)	amend, modify or waive any provision of Section 8, or any other provision of this Agreement affecting the rights and obligations of the Administrative Agent, without the consent of the Administrative Agent; or

(iv)	amend, modify or waive any provision of Section 2.16 without the consent of the Administrative Agent and each Lender directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s discretion exercised reasonably (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the applicable Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all applicable Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall not be effective until the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Newtek Business Services, Inc. 212 W. 35th Street, 2nd Floor New York, NY 10001 Attention: Chief Executive Officer Telecopy: 212-356-9542 Telephone: 212-356-9550

The Administrative Agent:

ABC Funding, LLC

222 Berkeley Street, 18th Floor

Boston, MA 02116

Attention: Todd Hearle, Adam Britt, Gregg Nardone

Telecopy: 617-598-4901

Telephone: 617-598-4801

with copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Douglas R. Urquhart

Telecopy: (212) 310-8007

Telephone: (212) 310-8001

provided, that any notice, request or demand to or upon the Administrative Agent or any other Lender shall not be effective until received.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all search, recording and filing fees, financial examination and collateral appraisal fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (except for Other Taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify or reimburse each Lender, the Administrative Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of their Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided, that in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided, that in the case of Section 2.16, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participating interest shall, acting solely for this purpose as agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans) to any Person except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participating interest for all purposes of this Agreement notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Eligible Assignee or, with the consent of the Administrative Agent and the Borrower (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (each, an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D (an “Assignment and Acceptance”), executed by such Assignee and such Assignor (and, where the consent of the Administrative Agent and the Borrower is required pursuant to the foregoing provisions, by the Administrative Agent and the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, that no such assignment to an Assignee (other than any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.15, 2.16 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated. Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.

(d) The Administrative Agent shall, as agent of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of (and stated interest on) the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Commitment and/or Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Commitment and/or Loans, as the case may be, upon request, a Note to the order of the Assignor in an amount equal to the Commitment and/or Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

9.7 Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the Lenders or among the Borrower and the Lenders.

9.14 Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided, that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any of its investors and potential investors, (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided, further, that any investors and potential investors that receive any non-public information pursuant to clause (c) of this Section 9.14 may disclose such information to the same extent permitted in the case of the Administrative Agent and the Lenders pursuant to clauses (e) and (i) of this Section 9.14. Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party’s U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

9.15 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.16 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

9.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.18 Capital One Intercreditor Agreement. Each Lender hereby (a) consents to the subordination of the Liens securing the Obligations on the terms set forth in the Capital One Intercreditor Agreement, (b) agrees that this Agreement and the other Loan Documents, and the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder, are subject to the terms of the Capital One Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Capital One Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the Capital One Intercreditor Agreement and to subject the Liens securing the Obligations to the provisions thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEWTEK BUSINESS SERVICES, INC.,
as Borrower

By:	/s/ Barry Sloane
	Name:	Barry Sloane
	Title:	CEO

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ABC FUNDING, LLC, as Administrative Agent

By:	Summit Partners, L.P.
Its:	Manager

By:	Summit Master Company, LLC
Its:	General Partner

By:	/s/ Tom Roberts
	Name:	Tom Roberts
	Title:	Member

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SUMMIT PARTNERS CREDIT FUND, L.P., as Lender

By:	Summit Partners Credit GP, L.P.
Its:	General Partner

By:	Summit Partners Credit GP, LLC
Its:	General Partner

By:	/s/ Tom Roberts
	Name:	Tom Roberts
	Title:	Authorized Signatory

SUMMIT PARTNERS CREDIT FUND A-1, L.P., as Lender

By:	Summit Partners Credit GP A-1, L.P.
Its:	General Partner

By:	Summit Partners Credit GP A-1, LLC
Its:	General Partner

By:	/s/ Tom Roberts
	Name:	Tom Roberts
	Title:	Authorized Signatory

SUMMIT INVESTORS I, LLC, as Lender

By:	Summit Investors Management, LLC
Its:	Manager

By:	Summit Partners, L.P.
Its:	Manager

By:	Summit Master Company, LLC
Its:	General Partner

By:	/s/ Tom Roberts
	Name:	Tom Roberts
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SUMMIT INVESTORS I (UK), L.P., as Lender

By:	Summit Investors Management, LLC
Its:	Manager

By:	Summit Partners, L.P.
Its:	Manager

By:	Summit Master Company, LLC
Its:	General Partner

By:	/s/ Tom Roberts
	Name:	Tom Roberts
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Schedule 1.1

Unrestricted Subsidiaries

Automated Merchant Services, Inc.

Business Connect, LLC

Exponential Business Development Co., Inc.

First Bankcard Alliance of Alabama, LLC

Fortress Data Management, LLC

Newtek Asset Backed Securities, LLC

Secure CyberGateway Services, LLC

Solar Processing Solutions, LLC

Summit Systems and Design, LLC

The Texas Whitestone Group, LLC

Where Eagles Fly, LLC

The Whitestone Group, LLC

Wilshire Alabama Partners, LLC

Wilshire Colorado Partners, LLC

Wilshire DC Partners, LLC

Wilshire Holdings I, Inc.

Wilshire Holdings II, Inc.

Wilshire Louisiana Bidco, LLC

Wilshire Louisiana Capital Management Fund, LLC

Wilshire Louisiana Partners II, LLC

Wilshire Louisiana Partners III, LLC

Wilshire Louisiana Partners IV, LLC

Wilshire New York Advisers II, LLC

Wilshire New York Partners III, LLC

Wilshire New York Partners IV, LLC

Wilshire New York Partners V, LLC

Wilshire Partners, LLC

Wilshire Texas Partners I, LLC

and any company (other than CDS) which becomes a subsidiary of any of the foregoing